Robinhood Markets Welcomes John Hegeman to its Board of Directors Hegeman joins the Robinhood Board, bringing extensive expertise in product development and digital advertising We’re excited to announce John Hegeman has joined Robinhood Markets’ Board of Directors. “John has strong experience driving innovation and growth across platforms and brings valuable perspectives as we expand our platform for millions of users,” said Vlad Tenev, Chairman and Chief Executive Officer of Robinhood. "Technology has the power to transform industries and create new opportunities for people everywhere,” said John Hegeman. “Robinhood has been a trailblazer in making financial markets more accessible, and I look forward to contributing to its next phase of growth and innovation." John brings nearly two decades of experience in digital advertising, product development, and business strategy. He currently serves as Chief Revenue Officer at Meta, where he oversees the company’s global monetization strategy. Since joining Meta in 2007, he has played a key role in shaping its advertising business, leading teams across ads, Feed, Stories, notifications, and integrity. He holds a degree in mathematics and economics from Stanford University. In addition to his new role at Robinhood, he serves on the Board of Directors for Jio Platforms Limited and the Center for Election Science. Other members of Robinhood Markets’ Board of Directors include Vlad Tenev, Chairman and Chief Executive Officer; Baiju Bhatt, Co-Founder, and currently Founder and Chief Executive Officer of Aetherflux; Jon Rubinstein, Lead Independent Director and Senior Advisor at PDT Partners; Paula Loop, retired Partner at PwC; Robert Zoellick, Chairman, Americas, Temasek Holdings (Private)Limited; Meyer Malka, Founder and Managing Partner of Ribbit Capital; Dara Treseder, Chief Marketing Officer at Autodesk; Susan Segal, President and CEO of Americas Society and Council of the Americas; and Christopher Payne, former President and COO of DoorDash.